STARBUCKS CORPORATION
EXECUTIVE MANAGEMENT BONUS PLAN
(as amended and restated on January 12, 2022)

Section 1. Purpose.

The purpose of the Executive Management Bonus Plan (the “Plan”) is to promote the interests of Starbucks Corporation (“Starbucks”) and its subsidiaries (collectively the “Company”) by providing eligible key partners of the Company with incentives tied to annual Performance Goals (as defined in Section 5). The Plan will cover each fiscal year of Starbucks beginning with its 2023 fiscal year, unless other otherwise determined by the Committee (as defined below). Each such fiscal year is referred to herein as a “Performance Period.”

Section 2. Administration.

(a) The Plan shall be administered by the Compensation and Management Development Committee (the “Committee”) of the Board of Directors of Starbucks (the “Board”).

(b) The Committee shall have broad authority to grant and administer Awards under the Plan and may, subject to the provisions of the Plan, establish, adopt or revise rules and regulations relating to the Plan or take such actions as it deems necessary or advisable for the proper administration of the Plan. The Committee shall have the authority to interpret and make decisions under the Plan in its sole discretion, including but not limited to determining whether any Performance Goal and other conditions associated with an Award have been met and exercising discretion to adjust the amount of incentive payments hereunder upwards or downwards. Any decision or interpretation by the Committee hereunder shall be final and conclusive for all purposes and binding upon all Participants (as defined in Section 3 below) or former Participants and their successors in interest.

(c) Neither the Committee nor any member of the Committee shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Committee shall be entitled to indemnification and reimbursement by Starbucks in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law.

(d) For purposes of clarity, the Committee may exercise any discretion provided for hereunder in a non-uniform manner among Participants.

Section 3. Eligibility.

Partners serving in positions of executive vice president and above shall participate in the Plan, together with any other key partners of the Company who are selected for participation in the Plan by the Committee. The Committee shall select in writing who, in addition to the partners servicing in positions of executive vice president and above, shall receive an Award with respect to a Performance Period within 90 days after the beginning of such Performance Period. Each such partner shall be a

“Participant” with respect to such Performance Period.
Unless otherwise provided for by the Committee, each partner whose employment terminates prior to the end of a Performance Period will not be eligible to receive an Award under the Plan for that Performance Period. If a Participant’s employment is terminated due to retirement (voluntary termination of employment after attainment of age 55 and at least ten (10) years of credited service with the Company, as determined by the Committee in its sole discretion), permanent disability or death before the end of a Performance Period, the Committee may, in its sole discretion, provide a prorated Award based on the number of days the Participant was employed by the Company during such Performance Period.

Section 4. Compliance Requirements.

A Participant must comply with all applicable state and federal regulations and Company policies (collectively, the “Compliance Requirements”) in order to be eligible to receive an Award under the Plan. A Participant whose employment is terminated after the end of a Performance Period, but before Awards for such Performance Period are paid, due to violating any of the Compliance Requirements or other reasons involving cause, will not be eligible to receive an Award for such Performance Period.

Section 5. Performance Goal.

The Committee may grant performance-based awards (the “Awards”) to Participants with respect to a Performance Period beginning on or after September 30, 2019 subject to the terms and conditions of the Plan, and the Committee may delegate such authority to the chief executive officer with respect to Awards for any executive vice president who is not an “Executive Officer” of the Company (as defined in §240.3b-7 of the rules promulgated under Securities Exchange Act of 1934, as amended). Performance goals (“Performance Goals”) may be objective or subjective, and may relate to individual, company-wide or business-segment or business-function performance. “Performance Goals” may include, without limitation, one or more of the following (as selected by the Committee): (i) cash flow; (ii) earnings per share, as adjusted for any stock split, stock dividend or other recapitalization; (iii) earnings measures; (iv) return on equity; (v) total shareholder return; (vi) share price performance, as adjusted for any stock split, stock dividend or other recapitalization; (vii) return on capital; (viii) revenue; (ix) income; (x) operating or profit margin; (xi) return on operating revenue; (xii) brand recognition/acceptance; (xiii) customer satisfaction; (xiv) productivity; (xv) expense targets; (xvi) market share; (xvii) cost control measures; (xiii) inventory turns or cycle time; (xix) balance sheet metrics; (xx) strategic initiatives; (xxi) store count; (xxii) comparable store sales; (xxiii) environmental, social and governance goals, or (xxiv) human capital goals (including, but not limited to, diversity, equity and inclusion, retention and talent development goals), as well any derivations of the foregoing (e.g., income shall include pre-tax income, net income, operating income, etc.).

The Committee may provide, at the time it establishes Performance Goals for any award (as well as at any time when the achievement of the performance goals remains substantially uncertain), that any evaluation of performance shall include or exclude any one or more of the following events that occurs during a performance period: (i) significant acquisitions or dispositions of businesses or assets by the Company, (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) the effect of items that are unusual in nature or occur infrequently as determined under generally accepted accounting principles; (vi) significant, non-recurring charges or credits; (vii) foreign exchange rates; and (viii) any such other events that are determined to be appropriate by the Committee.

Section 6. Payment.

Awards shall be settled, less applicable withholdings and deductions, (i) in cash and/or, (ii) stock and/or stock-based awards granted under the Starbucks Corporation 2005 Long-Term Equity Incentive Plan (as amended and restated) or other Starbucks equity compensation plan that has been approved by shareholders. Except as determined by the Committee with respect to a multi-fiscal year Performance Period, payment of each Award shall be made as soon as administratively practicable following the end of the Performance Period but in any event no later than the 15th day of the third month following the end of the Performance Period during which the Award was earned, unless such amounts are otherwise deferred in accordance with a Company deferral plan.

Section 7. Clawback.

The Awards under this Plan are subject to the terms of the Company’s recoupment, clawback or similar policy as may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of Awards under this Plan.

Section 8. General Provisions.

(a) No Rights to Awards or Continued Employment. No partner of the Company shall have any claim or right to receive Awards under the Plan. Neither the Plan nor any action taken under the Plan shall be construed as giving any partner any right to be retained by the Company.

(b) No Limits on Other Awards and Plans. Nothing contained in the Plan shall prohibit the Company from establishing other awards or compensation plans providing for the payment of compensation to partners of the Company, including any Participants. Subject to the provisions of any Company deferral plan, Awards under the Plan may be eligible for deferral.

(c) Withholding Taxes. The Company shall deduct from all payments and distributions under the Plan any required federal, state or local governments tax withholdings.

(d) Rights are Non-Assignable. A Participant nor any beneficiary nor any other person shall have any right to assign the right to receive payments hereunder, in whole or in part, which payments are non-assignable and non-transferable, whether voluntarily or involuntarily.

(e) Unfunded Status of Plan. The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

(f) Effective Date; Amendment. The Plan is effective September 30, 2022. The Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that any alteration or amendment that requires shareholder approval in order to comply with applicable laws or regulations, shall be made subject to such shareholder approval.

(g) Governing Law. The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Washington without regard to its conflict of law principles.

Amended and Restated by the Committee on January 12, 2022.